Exhibit 10.1

BOARD ADVISORY AGREEMENT

This Board Advisory Agreement (“Agreement”) is made and entered into as of the 9th day of  November, 2010, by and between Abtech Holdings, Inc., a Nevada corporation (the “Company”), and James Saxton, LLC, and shall have an effective date of November 1, 2010 (the “Effective Date”).

Recitals

WHEREAS, James Saxton is a member of James Saxton, LLC;

WHEREAS, the Company desires to engage James Saxton of James Saxton, LLC (“Advisor”) to perform certain advisory services for the Company and Advisor is willing to perform such services, on terms set forth more fully below; and

WHEREAS, James Saxton, LLC shall exclusively appoint Advisor to perform such advisory services for the Company on behalf of the James Saxton, LLC and agrees that Advisor will be the only contact person with the Company for purposes of this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.           Services and Compensation.

(a) Advisor agrees to perform for the Company the services in connection with being a founding member of the advisory board of the Company (“Services”) described in Exhibit A, attached hereto.

(b) The Company agrees to pay Advisor the compensation set forth in Exhibit A for the performance of the Services.

(c) The Company shall pay or reimburse Advisor for all reasonable and necessary travel, business and other expenses incurred by Advisor in connection with the performance of Services hereunder as previously approved by the Company in writing.

2.           Confidentiality.

(a) “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, services, current and prospective customers and partners, customer and partner lists, markets, processes, financial information, marketing, or other business information developed by Advisor pursuant to this Agreement or disclosed by the Company either directly or indirectly in writing, orally or by drawings.

(b) Advisor will not, during or subsequent to the term of this Agreement, use the Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose the Company’s Confidential Information to any third party.  It is understood that said Confidential Information shall remain the sole property of the Company.  Advisor further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information.  Confidential Information does not include information which (i) is known to Advisor at the time of disclosure to Advisor by the Company as evidenced by written records of Advisor, (ii) has become publicly known and made generally available through no wrongful act of Advisor, or (iii) has been rightfully received by Advisor from a third party who is authorized to make such disclosure.  Without the prior written approval of the other party, each party will not directly or indirectly disclose to anyone the contents of this Agreement.

(c) Advisor recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Advisor agrees that, to the extent that Advisor is aware that such information is confidential, non-public information acquired by the Company from such third party under a confidentiality agreement, Advisor owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

(d) Upon the termination of this Agreement, or upon Company’s earlier request, Advisor will deliver to the Company all of the Company’s property or Confidential Information that Advisor may have in Advisor’s possession or control.

3.           Ownership. Advisor agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, made or discovered by Advisor, solely or in collaboration with others, during the period of this Agreement which relate in any manner to the business of the Company that Advisor may be directed to undertake, investigate or experiment with, or which Advisor may become associated with in work, investigation or experimentation in the line of business of Company in performing the Services hereunder are the sole property of the Company.

4.           Term and Termination. This Agreement will commence on the Effective Date and will continue until terminated by either party for breach or upon thirty (30) days prior written notice.  Notwithstanding the  foregoing, the Company will not terminate this Agreement during the first year other than for “Cause” which  shall be defined as: (a) conviction of Advisor of a felony or entry of a plea of guilty or nolo contendere to a felony; (b)  Advisor’s repeated refusal to perform or disregard of his duties and responsibilities, or failure to adhere to the  Company’s corporate codes or policies or procedures, as in effect or amended from time to time after  reasonable notice from Company; (c) Advisor’s material breach of any material provision of this Agreement; (d)  Advisor’s engaging, during the term of this Agreement, in activities that are prohibited by state and/or federal laws prohibiting discrimination based on gender, age, race, religion, or national origin or engaging in conduct that constitutes sexual harassment; or (e) if Advisor no longer serves as the primary contact for the Company for purposes of this Agreement; provided, that in each case the Company has provided written notice to Advisor of such Cause and provided a reasonable opportunity to cure.

5.           Independent Contractor. Advisor shall perform the Services hereunder as an independent contractor. Advisor acknowledges and agrees that Advisor is obligated to report as income all compensation received by Advisor pursuant to this Agreement, and Advisor agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon.  Advisor further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on Company (i) to pay in withholding taxes or similar items or (ii) resulting from Advisor’s being determined not to be an independent contractor.

6.           Miscellaneous.

(a) This Agreement is the entire agreement of the parties and supersedes any prior or contemporaneous agreements whether oral or written between them with respect to the subject matter hereof.  This Agreement may be changed only if agreed to in writing by both parties.

(b) This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

(c) If any provision of this Agreement is held to be unenforceable for any reason, such provision shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible.  In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

(d) The waiver of any term or condition contained in this Agreement by any party to this Agreement shall not be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this Agreement.

(e)  This Agreement shall be construed in accordance with the laws of the State of New York applicable to contracts executed and to be wholly performed within such State.

(f)  The Recitals of this Agreement are hereby incorporated herein by reference as agreements of the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

ABTECH HOLDINGS, INC.

By:	/s/ Mandi Luis
Name: Mandi Luis
Title: President

By:	/s/ Glenn Rink
Name: Glenn Rink
Title: Director

JAMES SAXTON, LLC

By:	/s/ James Saxton
Name: James Saxton
Title: Manager/Member

EXHIBIT A

SERVICES AND COMPENSATION

1.           Services.  Advisor will render to the Company the following Services:

•	Serve on the Advisory Board of the Company
•	Advise the Board of Directors of the Company and the President of the Company on strategic matters

2.           Compensation.   The Company shall pay Advisor as follows:

•
$15,000 per quarter for two years payable on the last day of each quarter for attending quarterly meetings in person or over the phone; provided, however, that in the event of Advisor’s resignation or termination from such advisory board position for any reason, the Company’s obligation to pay Advisor such amounts shall cease.  The first payment due under this Agreement shall be payable on January 31, 2011, and thereafter on the last day of each quarter.

•
Subject to approval by the Board of Directors of the Company and execution of a non-qualified stock option agreement acceptable to Advisor and the Company, the Company will grant Advisor an option award to purchase 240,000 shares of the Company’s common stock, par value $.001, with such award vesting 12.5% on January 31, 2011, and thereafter on the last day of each quarter.  The vesting of the option shall accelerate in full if the Company is acquired (whether by share purchase, merger, consolidation, asset purchase, or any other form of transaction) or if the Company terminates Advisor’s advisory board position in connection with any such acquisition.   The option will be granted within ten (10) business days following the Effective Date of this Agreement.  The option shall be exercisable for a period of five years following the date of grant.  In the event of Advisor’s resignation or termination from such advisory board position for any reason, any unvested portion of the option shall expire thereafter.  The exercise price of the option will be the fair market value of a share of the Company’s common stock on the date of grant.